UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2020

ACCEL ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38136	98-1350261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Tower Drive
Burr Ridge ,	Illinois	60527
(Address of principal executive offices)	(Zip Code)

(630) 972-2235
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A-1 common stock, par value $0.0001 per share	ACEL	New York Stock Exchange
Warrants, each whole Warrant exercisable for one share of Class A-1 common stock at an exercise price of $11.50 per share	ACEL-WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Form of Company Award Agreements

On February 27, 2020, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Accel Entertainment, Inc. (the “Company”) approved a form of Company Restricted Stock Unit Award Agreement (the “Form Restricted Stock Unit Award Agreement”) for restricted stock awards granted under the Accel Entertainment, Inc. Long Term Incentive Plan (the “LTIP”), and a form of Company Stock Option Award Agreement (the “Form Company Stock Option Award Agreement”, and together with the Form Restricted Stock Unit Award Agreement, the “Standard Agreements”) for stock option awards granted under the LTIP.

The foregoing descriptions of the Form Restricted Stock Unit Award Agreement and the Form Company Stock Option Award Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Form Restricted Stock Unit Award Agreement and the Form Company Stock Option Award Agreement, a copy of each of which is filed as Exhibit 10.13 and 10.14 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Senior Executive and Leadership Grants

On February 27, 2020, the Compensation Committee approved the following grants under the LTIP in recognition of each of the following executive officers’ extraordinary contributions to the Company during the fiscal year ended December 31, 2019, including the negotiation, implementation and successful closing of the Agreement and Plan of Merger, dated June 13, 2019 (as amended) by and among the Company and TPG Pace Holdings Corp.: 110,000 restricted stock units (“RSUs”) and 165,000 options to acquire shares of the Company’s Class A-1 Common Stock (“Company Options”) to Andrew Rubenstein, the Company’s Chief Executive Officer and President; 42,000 RSUs and 63,000 Company Options to Derek Harmer, the Company’s General Counsel and Chief Compliance Officer; and 36,000 RSUs and 54,000 Company Options to Brian Carroll, the Company’s Chief Financial Officer. The foregoing grants are subject to the terms of the Standard Agreements and will vest over a five-year period, subject to the executive officer’s continued service with the Company.

Establishment of Vice Chairman Position

On February 27, 2020, the Nominating and Governance Committee of the Board recommended, and the Board approved, the establishment of the position of Vice Chairman of the Board to be filled by Mr. Gordon Rubenstein.

The position of Vice Chairman reflects Mr. Rubenstein significant additional responsibilities as compared to other Board members as a result of his substantial experience in the video gaming industry and as a co-founder of Accel and manager of Accel Entertainment Gaming LLC, a subsidiary of the Company and a regulated gaming entity in the state of Illinois.  These responsibilities include acting as a resource to other members of the Board in respect of industry practices, competitive landscape, regulatory issues, business opportunities and other matters, and leading Board meetings in conjunction with the Chairman of the Board, Mr. Petersen, or acting in such capacity in his absence.  In recognition of the additional leadership responsibilities and substantial time requirements of the Vice Chairman role, the Compensation Committee recommended, and the Board approved, a grant of 24,489 RSUs to Mr. Rubenstein in respect of his service as Vice Chairman of the Board for calendar year 2020. Details regarding the Company’s non-employee director compensation program will be described in the Company’s proxy statement for its 2020 annual meeting of shareholders.

In addition, on February 27, 2020, the Compensation Committee recommended, and the Board approved, the entry by the Company into an advisor agreement with Mr. Rubenstein dated as of February 28, 2020, (the “Advisor Agreement”), pursuant to which Mr. Rubenstein will serve as a strategic advisor to the Company and consult with and advise the Company’s senior management regarding, among other things, industry trends and opportunities, recruitment of executive leadership and other strategic aspects of the Company’s business, based on his particular industry knowledge and insight.  As compensation for the services to be provided by Mr. Rubenstein pursuant to the Advisor Agreement, the Compensation Committee recommended, and the Board approved, a grant to Mr. Rubenstein of 90,000 Stock Options and 60,000 RSUs, which will vest over a 5-year period subject to Mr. Rubenstein’s continued service to the Company pursuant to the Advisor Agreement.

The foregoing description of the Advisor Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Advisor Agreement, a copy of which is filed as Exhibit 10.15 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1 **	Accel Entertainment, Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated November 26, 2019)
10.13* **	Form of Company Restricted Stock Unit Award Agreement
10.14* **	Form of Company Stock Option Award Agreement
10.15* **	Advisor Agreement, dated February 28, 2020, by and between Gordon Rubenstein and the Company

*    Filed herewith.
**    Indicates management contract or compensation plan or agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCEL ENTERTAINMENT, INC.

Date: March 4, 2020	By:	/s/ Derek Harmer
Derek Harmer
General Counsel and Chief Compliance Officer

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